Equity Transfer Agreement

Transferor: shareholder of Zhangjiagang Chunzhou Station Wagon Co., Ltd. (Party A)
Transferee: Guangdong Jinhao Motorcycle Co., Ltd (Party B)

Whereas:

1. Party A is the legal owner of and has the full right to dispose of all the equity in Zhangjiagang Chunzhou Station Wagon Co., Ltd.(hereinafter, the "Target Company"), and agrees to transfer 60% of such equity to Party B;
2. Party A undertakes that the existing subordinate enterprises of the Target Company include Zhangjiagang Jiangnan Automobile Manufacturing Co., Ltd. (which has a registered capital of RMB10 million, is qualified by the Ministry of Industry and Information Technology of the PRC to modify coaches subject to vehicle announcements and is qualified for import and export trading), Zhangjiagang Jiangnan Automobile Trading Co., Ltd (which has a registered capital of RMB500,000, and is qualified for domestic trading of vehicles except sedans), and Zhangjiagang Fushi Weiye International Trading Co., Ltd (which has a registered capital of RMB1 million and is qualified for import and export trading of vehicles and accessories thereof, mechanical devices and chemical materials, etc); the Target Company holds all assets of and rights and interests in the three enterprises as mentioned above.
3. Party B agrees to accept the 60% equity in the Target Company which is to be transferred by Party A.

With a view to optimizing allocation of social resources, and promoting development of the enterprises more efficiently, Party A and Party B, based on the principles of integrity, mutual benefit, equality and willingness, hereby enter into the agreement (hereinafter, the "Agreement") as follows regarding transfer of the equity of Party A in the Target Company after friendly consultation:

Clause 1

The Target Company was established in May 2003 with a registered capital of RMB8 million. As of September 30, 2010, the Target Company has a total assets of RMB223 million, of which there are RMB134 million of fixed assets (not including fixed assets which have been recorded as production cost), RMB72.4 million of current assets, RMB6.87 million of intangible assets carried at book value (the value of existing intangible assets has not been evaluated and calculated), long-term investments of RMB9.5 million and liabilities of RMB127 million (including bank loans of RMB53.8 million and loans of RMB37.95 million from entities with which the Target Company is in good terms). As is shown from the accounts, the balance of owner's equity is RMB95.73 million. (See Appendix: Balance Sheet of Zhangjiagang Chunzhou Station Wagon Co., Ltd)

The assets of the Target Company, which have been recorded into production cost but not shown in the books, primary include a set of mold of JNQ6608 coach that is worth about RMB18 million, a set of mold of JNQ6660 coach that is worth about RMB5 million, decoration costs of about RMB2 million for factory premises and employee dormitory, and paid expenditure of about RMB31 million on intangible assets.

The actual assets shall be subject to the evaluation report of the asset evaluation company.

Clause 2

Party A agrees to transfer its 60% equity in the Target Company together with the relevant rights and interests thereof (hereinafter collectively, the "Transfer Object") to Party B; Party B agrees to accept Party A's 60% equity in the Target Company. After the transfer, Party B shall be entitled to the relevant rights and interests and bear relevant obligations.

Clause 3

Subject to sufficient consultation between Party A and Party B, the transfer price for the 60% equity in the Target Company together with rights and interests thereof, as referred to in this Agreement, shall be RMB180 million.

Clause 4

Within seven workdays after receipt of the first tranche of payment: RMB30 million from Party B, Party A shall complete registration of equity change with the competent authority for industry and commerce, and change the legal representative of the Target Company and subordinate enterprises thereof as Mr. "Tsoi Man Hoo".

Clause 5

Within two workdays after Party A receives the equity capital of RMB30 million from Party B, the parties shall have the assets of the Target Company and subordinate enterprises thereof checked up and counted. Party A shall provide Party B with relevant materials required for the due diligence. Without prejudice to the normal production and operation activities of the Target Company and subordinate enterprises thereof, Party A may not sell or otherwise transfer the existing assets (including fixed assets, current assets and intangible assets) and liabilities at will. If there are any assets and liabilities of Party A which are not revealed in a fully transparent manner during the stocktaking, Party A shall be solely liable for all responsibilities in connection therewith. Party A shall honestly provide the list of assets and liabilities under its financial operations to Party B as legal basis (see Appendix hereto).

Clause 6

After confirming the results of check and stocktaking as well as final evaluation results of the existing assets, Party A and Party B shall convene shareholders' meeting respectively in accordance with the *Company Law of the People's Republic of China*, and shall each provide the resolutions of shareholders' meeting that are required for the equity transfer in question.

Clause 7

During the evaluation process, Party A shall honestly provide data in relation to creditor's rights (external confirmations), indebtedness (including mortgage), assets (including the qualification to manufacture and sell automobiles, assets mortgaged against bank loans, rented and borrowed assets), and operation status (present), etc, and shall provide relevant materials in accordance with the *List of Legal Due Diligence Items* of Party B, ensuring full transparency.

Clause 8

Party A represents, guarantees and undertakes that:

1. It has lawful and full ownership in the equity to be transferred hereunder and has the power and authority to sign this Transfer Agreement;
2. It has not entered into or made any agreement, arrangement or undertaking with respect to the Transfer Object, which after the equity transfer, could or may affect or restrict Party B's exercise of any right and/or interest in the Transfer Object;
3. As of the date of this Agreement, to the knowledge of Party A, not any third party has exercised or claims to exercise, with respect to all or any part of the Transfer Object, any right which may have significant adverse impact on the Transfer Object, nor is there any relevant dispute, litigation or arbitration pending against the Transfer Object.
4. Party A shall actively coordinate with Party B in completing the relevant alteration registration formalities with the competent authority for industry and commerce.

Clause 9

Party B represents, guarantees and undertakes that:

1. It has the legal authority to execute this Transfer Agreement.
2. All monies paid by Party B for acquiring Party A's shares are lawfully obtained and owned by Party B.
3. After completing the equity acquisition and becoming shareholder of the Target Company, Party B shall provide supplemented security against bank loans of the Target Company and subordinate enterprises thereof as per request of the relevant banks, provide supplemented security against the loans of the Target Company from entities which are in good terms with the Target Company, and thereafter shall complete relevant formalities for the security in a timely manner.
4. Party B also undertakes that after this equity acquisition, it will continue investment in the Target Company on an ongoing basis, make best efforts to strengthen and develop the market of existing products and varieties thereof, develop new energy products such as electric vehicles as soon as possible, and expand areas of capital operations, so that the Target Company and subordinate enterprises thereof will grow bigger and stronger.

Clause 10

Both Party A and Party B represent, undertake and guarantee that:

After transfer of the capital contribution, Party B shall become legal holder of the Transfer Object, and shall have and bear all rights and obligations in relation to the Transfer Object in accordance with this Agreement, while Party A will no longer have any rights or bear any obligations in relation to the Transfer Object unless such rights and obligations are agreed on in this Agreement, nor shall it in any way be liable to any responsibilities in relation to the Transfer Object.

Clause 11 Liability for Breach

Any violation of any obligation or duty hereunder by any Party shall be deemed a breach. The breaching party shall indemnify the non-breaching party against any and all losses arising therefrom.

Clause 12 Dispute Settlement

1. Any dispute arising from the execution of this Agreement or in connection with this Agreement shall be solved by the parties through friendly consultation, failing which, either party may initiate litigation with any court of competent jurisdiction.

2. During the litigation proceedings, the parties shall continue to fulfill all obligations and duties hereunder other than the disputed issues or obligations involved in the litigation.

Clause 13

This Agreement shall become effective once signed by the parties and approved by the shareholders' meeting of the Target Company.

Clause 14

This Agreement shall be made out in five originals with same legal force and effect. Each of Party A and Party B shall hold two originals and the Target Company shall hold the remaining one original for record-filing purpose.

Clause 15

Contract contingencies - This Agreement shall become effective once the following conditions have met:

1. Approval by the Board of Directors of Jinhao Motor Company
2. Submit filing of the relevant legal documents to the US Securities and Exchange Commission (SEC) to comply with the listing rule and security law.
3. Financial statements are audited by an accredited PCAOB accounting firm, according US Generally Accepted Accounting Principles (GAAP).
4. Payment of the transaction will be done in 3 separate tranches on different dates (1st Tranche: RMB30 million, 2nd Tranche: RMB50 million, 3rd Tranche: RMB100 million). The last tranche of payment will be executed once the first three conditions are met.

Party A: Shareholder of Zhangjiagang Changzhou Station Wagon Co., Ltd.

(Stamp)

Party A's Representative:

Party B: Guangdong Jinhao Motorcycle Co., Ltd

(Stamp)

Party B's Representative:

November 11, 2010